                                                                      EXHIBIT 21


                         Subsidiaries of the Registrant

Subsidiary*                                  Jurisdiction
-----------                                  ------------
JP (HK) Limited                              Hong Kong
JAKKS Pacific (HK) Limited                   Hong Kong
J-X Enterprises, Inc.                        New York
JAKKS Acquisition Corp.                      Delaware
  Road Champs, Inc.                          Delaware
    Road Champs, Ltd.                        Hong Kong
JAKKS Acquisition II, Inc.                   Delaware
Berk Corporation                             California
Flying Colors Toys, Inc.                     Michigan
Flying Colors Toys (HK) Ltd.                 Hong Kong

* All subsidiaries conduct business under their respective corporate names.